Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

Chief Executive Officer & President, CCF Holding Company

Leonard A. Moreland,

Chief Executive Officer & President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK, ANNOUNCES A RECORD 78% EARNINGS INCREASE FOR THE NINE-MONTHS ENDING SEPTEMBER 30, 2006

Jonesboro, GA October 12, 2006:

	Three-months ended September 30, 2006	Three-months ended June 30, 2006	Three-months ended September 30, 2005	Nine-months ended September 30, 2006	Nine-months ended September 30, 2005
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)

Total Assets	$421,459	$408,506	$362,743	$421,459	$362,743

CCF Net Income for the Period	$1,424	$1,337	$530	$3,825	$2,145
Gains(Losses) on Loans & Other Assets	$120	$18	$(722)	$(62)	$(285)
Net Interest Income for the Period	$4,933	$4,698	$3,855	$14,011	$10,684
**Basic Earnings per Share for the Period –	$0.39	$0.37	$0.15	$1.05	$0.61
_____________
** all per share amounts have been adjusted to reflect the 3 for 2 stock split paid on September 20, 2006,
Net Interest Margin	5.07%	5.06%	4.55%	5.12%	4.37%
Efficiency Ratio	54.61%	56.20%	68.41%	57.01%	65.64%
Total Loans (end of period)	$335,878	$320,400	$282,901	$335,878	$282,901
Non-Performing Loans (end of period)	$35	$53	$643	$35	$643
Non-Performing Assets (end of period)	$2,025	$2,095	$3,463	$2,025	$3,463
Loan Loss Provision	$180	$165	$135	$530	$405

	Three-months ended September 30, 2006	Three-months ended June 30, 2006	Three-months ended September 30, 2005	Nine-months Ended September 30, 2006	Nine-months ended September 30, 2005
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Loan Loss Reserve (end of period)	$3,843	$3,742	$3,307	$3,843	$3,307
Total Deposit Accounts (end of period)	$350,878	$345,963	$315,365	$350,878	$315,365
Consolidated Equity (end of period)	$27,911	$26,279	$23,316	$27,911	$23,316

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK, ANNOUNCES A RECORD 78% EARNINGS INCREASE FOR THE NINE-MONTHS ENDING SEPTEMBER 30, 2006

The earnings press release of October 10, 2006 has been revised to correctly reflect September 30, 2005 “Total Assets” and September 30, 2005 “Net Income for the Nine-months Ended”. The numbers previously reported for these categories were actually June 30, 2005 period end numbers. The changes have been highlighted in the table above. There were no changes made in the narrative.

Earnings for the quarter ending September 30, 2006, were $1.4 million, or $0.39 per basic share. This represents an increase of $894,000, or 169%, over earnings of $530,000, for the same quarter in 2005. For the nine-month period, earnings were $3.8 million, or $1.05 per basic share. This represents an increase of $1.7 million, or 78% over the period ending September 30, 2005. The three- and nine-month periods ending September 30, 2005, include a one-time pre-tax charge taken in the third quarter of 2005 to cover an impairment recognized in the Bank’s other real estate holdings. This amounted to an after tax income effect of $540,000.

Assets for the consolidated entity were $421.5 million at September 30, 2006, representing an increase of $58.8 million, or 16.2%, during the twelve-month period. Assets at September 30, 2005 totaled $362.7 million.

The net interest margin increased slightly for the third quarter of 2006 to 5.07%, from 5.06% for the quarter ending June 30, 2006. The margin for the nine-month period ending

September 30, 2006 was 5.12%, representing a 75 basis point increase over the margin of 4.37% at September 30, 2005. Improvement in the margin contributed to an increase of $1.1 million in net interest income for the quarter ending September 30, 2006, over the quarter ending September 30, 2005, and an increase of $3.3 million for the nine-month period ending September 30, 2006, over the nine-month period ending September 30, 2005.

The efficiency ratio for the nine-month period in 2006 decreased 863 basis points to 57.01% at September 30, 2006, from 65.64% at September 30, 2005. Although other expenses increased by $865,000, net interest income improved at a faster pace which resulted in an improved efficiency ratio. Additionally, service charges increased $204,000, or 23.8%, for the nine-months ending September 30, 2006. The increase in other expenses was primarily salaries and benefits of $548,000, with the remaining increase in expenses spread throughout many categories.

Extraordinary items in earnings for the third quarter include $81,000 in legal and other expenses recovered on a United States Department of Agriculture guaranteed loan which had been foreclosed on in 2005. The related expenses were incurred in 2005. Other extraordinary income included a gain of $124,000 recognized on the sale of real estate held for possible future expansion. Extraordinary expenses in the three-month period ending September 30, 2006, included losses related to fraud on deposit accounts of $221,000, of this $92,000 was charged to the reserve for deposit losses. In October 2006, a recovery of $97,000 was received on the loss, $92,000 of which was used to replenish the reserve for deposit losses.

Loan growth for the twelve month period ending September 30, 2006, totaled $53.0 million, or 18.7%, with growth during the first nine-months of 2006 of $52.0 million, or 18.3%. The growth has been primarily in the commercial real estate and residential construction categories. In order to fund this growth, the bank has purchased higher cost deposits, borrowed from the Federal Home Loan Bank, and offered special certificate of deposit rates.

The Bank’s non-performing assets consist primarily of one real estate owned property with a balance of $2.0 million. The real estate owned balance is net of a write down of $201,500, reflected in March 31, 2006, quarterly earnings. The additional write-down was required when the contracted sales price was less than the carrying value of the real estate owned. The contract to sell on this property was withdrawn due to the developer’s concerns with the economy and the speculative nature of the project. The earnest money paid by the purchaser was forfeited.

The loan loss reserve balance at September 30, 2006, was $3.8 million, or 1.15% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, increased $10.6 million, or 6.0%, in the nine-months ending September 30, 2006, to $187.6 million, from $176.9 million at December 31, 2005. For the twelve-month period, from September 30, 2005, to September 30, 2006, transaction accounts increased by $9.6 million, or 5.4%. Repurchase accounts increased from $2.4 million at September 30, 2005, to $10.1 million at September 30, 2006. When combined, the increased balance in these accounts represents a shift in the deposits of the Bank, from time deposit accounts to transaction accounts, and contributed to the improvement in net interest income for both periods.

Consolidated equity increased $4.6 million, or 19.7%, for the Company during the twelve-month period. This increase is attributed to earnings, a dividend payment of $1.1 million to the holding company from the Bank, and a positive change in the market value of the Bank’s securities portfolio, net of cash dividends totaling $849,000 which were paid to shareholders.

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The company’s stock is traded on The Nasdaq Small Cap Market under the symbol “CCFH.” For more information, visit the Heritage Bank website at www.heritagebank.com. The information contained in this press release should be reviewed in conjunction with the Company’s 10QSB filing when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.